Exhibit 20.1
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IMSCO Technologies Inc. announces New Director, Management Change.

North Andover, MA, March 29 - IMSCO Technologies Inc. (NASDQ/Bulletin Board; IMSO, "the Company"), announced today the appointment of Mr. Timothy J. Keating to fill a vacancy on the Board of Directors. Mr. Keating is a respected financial professional with a record of success in the development of early stage companies. A graduate of Harvard College, Mr. Keating founded and ran the European Equity Derivative Products Department for Nomura International plc in London, was a proprietary arbitrage trader and head of the European Equity Trading Department at Bear Stearns International Limited, London and for the past two years was a principal and portfolio manager in a private partnership investing in microcap companies.

In a related development, IMSCO announced that Sol Berg has been removed as president of the Company. Mr. Alexander Hoffmann, Chairman & CEO of IMSCO stated, "management and the Board of Directors of IMSCO feel that it is in the best interest of the Company and its shareholders to contract the operations of the North Andover office and move the development and commercialization efforts for its patented "Decaffeinator Basket" to the facilities of the Arthur D. Little Company in Cambridge, Massachusetts".

The  Arthur  D.  Little  Company  has  offices  in  over 30  countries  offering
Management Consulting, Technology and Product Innovation and Environmental, Health and Safety Consulting.

IMSCO Technologies Inc. is a Separation Technology Company based in North Andover, Massachusetts that has developed a patented, proprietary process that decaffeinates brewed coffee on demand. In addition, the IMSCO Process has the potential to improve the effectiveness, accuracy and speed of blood tests, the separation of viral DNA and RNA from blood and blood products, water purification and desalination, purification of essence in the perfume industry, purification of flavors and protein purification for the pharmaceutical industry.

This press release contains forward-looking statements which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including without limitation "believes", "should", "hope", "expects", "expected", "does not currently expect", and "forecast", reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies and other factors described in the Company's filing with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For further information contact:
John McGill
Shannon Partners
(860) 739-8967